EXHIBIT 23.6

CONSENT OF QUALIFIED PERSON

BBA Consultants International LP hereby consents to the public filing of Sections 1.11.1, 15.8, 15.9, 15.10, 15.11, 15.12, and 22.5.1 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2026 (the “Technical Report Summary”) as an exhibit to the Annual Report on Form 10-K for the fiscal year ended June 30, 2026 (the “Form 10-K”) of NioCorp Developments Ltd. (the “Company”).

BBA Consultants International LP also consents to the incorporation by reference of the Covered Sections in the Company’s Registration Statements on Form S-1 (Registration Nos. 333-285066, 333-279429, 333-271268, 333-254511, 333-270541 and 333-271266), Registration Statements on Form S-3 (Registration Nos. 333-280176 and 333-290837) and Registration Statements on Form S-8 (Registration Nos. 333-290671 and 333-222313) (collectively, the “Registration Statements”).

BBA Consultants International LP also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K, the Registration Statements and the Technical Report Summary.

BBA Consultants International LP also consents to any extracts from or a summary of the Covered Sections in the Form 10-K and incorporated by reference in the Registration Statements (the “Disclosure”).

BBA Consultants International LP certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

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Signed and dated this 25th day of September, 2026 at Lakewood, Colorado.

/s/Troy Meyer
Troy Meyer, P.E.
Chief Geotechnical Quality Engineer

BBA Consultants International LP